Exhibit 99.1

             FDA ALLOWS RESUMPTION OF LUPUS TRIALS WITH EPRATUZUMAB

    MORRIS PLAINS, N.J., Nov. 14 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company focused on developing therapeutic monoclonal antibodies, today announced that their partner, UCB (Euronext
Brussels: UCB), has received notification from FDA that the clinical hold on existing trials with epratuzumab in patients with lupus has been lifted.

    "We are pleased that the FDA has agreed to remove the clinical hold status of the trials, and we plan to continue to work closely with UCB to make epratuzumab available to patients who were in the suspended trials, and who remain in urgent need," commented Cynthia L. Sullivan, President and Chief Executive Officer of Immunomedics.

    Protocol amendments will now be submitted to Institutional Review Boards to seek approval to treat patients who remain on the currently suspended studies, and who are in need of re-treatment.

    The clinical hold status resulted from observations by UCB after a routine audit of the end-stage manufacturing processes by Immunomedics, which resulted in UCB's concerns regarding sterility assurance of the final product.

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have recently licensed our lead product candidate, epratuzumab, to UCB for the treatment of all autoimmune disease indications worldwide. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has development, manufacture and commercialization rights, and is responsible for all clinical trials evaluating epratuzumab for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel dock and lock methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. Visit our web site at http://www.immunomedics.com.

    About UCB

    Headquartered in Brussels (Belgium), UCB (http://www.ucb-group.com) is a leading global biopharmaceutical company dedicated to the research, development and commercialisation of innovative pharmaceutical and biotechnology products in the fields of central nervous system disorders, allergy/respiratory diseases, immune and inflammatory disorders and oncology - - UCB focuses on securing a leading position in severe disease categories. Employing over 8,300 people in over 40 countries, UCB achieved revenue of 2.3 billion euro in 2005. UCB is listed on the Euronext Brussels Exchange.

    This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

    For More Information:
    Immunomedics, Inc.
    Dr. Chau Cheng
    Associate Director
    Investor Relations & Business Analysis
    (973) 605-8200, extension 123
    ccheng@immunomedics.com

SOURCE  Immunomedics, Inc.
    -0-                             11/14/2006
    /CONTACT: Dr. Chau Cheng of Immunomedics, Inc., Associate Director, Investor Relations & Business Analysis, +1-973-605-8200, ext. 123, ccheng@immunomedics.com/
    /Company News On-Call: http://www.prnewswire.com/comp/113121.html/ /Web site: http://www.immunomedics.com
                http://www.ucb-group.com /
    (IMMU)